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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. _______)*


                               MK RAIL CORPORATION
- - -------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
- - -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    55305T102
- - -------------------------------------------------------------------------------
                                 (CUSIP Number)



                                 ---------------

Check the following box if a fee is being paid with the statement /x/. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


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CUSIP No. 55305T102            SCHEDULE 13G               Page  2  of  7  Pages
          ---------                                            ---    ---

- - -------------------------------------------------------------------------------
 (1) Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     MORRISON KNUDSEN CORPORATION
     82-0393735
- - -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group                                (b)  / /
     N/A
- - -------------------------------------------------------------------------------
 (3) SEC Use Only

- - -------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Delaware
- - -------------------------------------------------------------------------------
NUMBER OF SHARES              (5) Sole Voting
 BENEFICIALLY                       Power                         -0-
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) Shared Voting
 PERSON WITH                        Power                   11,149,000
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                           -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                   11,149,000
- - -------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                            11,149,000
- - -------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

- - -------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                                                  65%
- - -------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                                                   CO
- - -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 55305T102            SCHEDULE 13G               Page  3  of  7  Pages
          ---------                                            ---    ---

- - -------------------------------------------------------------------------------
 (1) Name of Reporting Person
     S.S. or I.R.S. Identification No. of Above Person

     MORRISON KNUDSEN CORPORATION
     34-0217470
- - -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group                                (b)  / /
     N/A
- - -------------------------------------------------------------------------------
 (3) SEC Use Only

- - -------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     OHIO
- - -------------------------------------------------------------------------------
NUMBER OF SHARES              (5) Sole Voting
 BENEFICIALLY                       Power                         -0-
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) Shared Voting
 PERSON WITH                        Power                   11,149,000
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                           -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                   11,149,000
- - -------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                            11,149,000
- - -------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

- - -------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                                                  65%
- - -------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                                                   CO
- - -------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 55305T102                   13G                 Page  4  of  7  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER:
            MK RAIL CORPORATION
- - -------------------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            1200 REEDSDALE STREET
            PITTSBURGH, PA  15233
- - -------------------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON(S) FILING:
            MORRISON KNUDSEN CORPORATION, a Delaware corporation, and its wholly owned subsidiary, Morrison Knudsen Corporation, an Ohio corporation, are filing jointly pursuant to Rule 13d-1 (f).
- - -------------------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
            ONE MORRISON KNUDSEN PLAZA
            BOISE, IDAHO  83729
- - -------------------------------------------------------------------------------

ITEM 2(C).  CITIZENSHIP:
            see Item 2(c) above.
- - -------------------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:
            COMMON STOCK
- - -------------------------------------------------------------------------------

ITEM 2(E).  CUSIP NUMBER:
            618447106
- - -------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or Dealer registered under Section 15 of the Act,

    (b) / / Bank as defined in Section 3(a)(6) of the Act,

    (c) / / Insurance Company as defined in Section 3(a)(19) of the Act,

    (d) / / Investment Company registered under Section 8 of the Investment Company Act.

    (e) / / Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

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CUSIP No. 55305T102                   13G                 Page  5  of  7  Pages
                                                               ---    ---

    (f) / / Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; SEE 13d-1(b)(1)(ii)(F),

    (g) / / Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) SEE Item 7,

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

ITEM 4.  OWNERSHIP

        If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

    (a) Amount Beneficially Owned:
     11,149,000
    ---------------------------------------------------------------------------

    (b) Percent of Class:
     65%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote:
              -0-
              -----------------------------------------------------------------

         (ii) Shared power to vote or to direct the vote:
              11,149,000
              -----------------------------------------------------------------

        (iii) Sole power to dispose or to direct the disposition of:

              -----------------------------------------------------------------

         (iv) Shared power to dispose or to direct the disposition of:
              11,149,000
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         N/A
- - -------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         N/A
- - -------------------------------------------------------------------------------

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         N/A
- - -------------------------------------------------------------------------------

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CUSIP No. 55305T102                   13G                 Page  6  of  7  Pages
                                                               ---    ---

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         N/A
- - -------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         N/A
- - -------------------------------------------------------------------------------

ITEM 10. CERTIFICATION.

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose effect.

SIGNATURE.

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date: February 14, 1995                MORRISON KNUDSEN CORPORATION,
                                       a Delaware corporation


                                  By:  /s/ Mark E. Howland
                                       ----------------------------------------
                                       Mark E. Howland
                                       Vice President and Controller


                                       MORRISON KNUDSEN CORPORATION,
                                       an Ohio corporation


                                  By:  /s/ Douglas L. Brigham
                                       ----------------------------------------
                                       Douglas L. Brigham
                                       Vice President and Treasurer


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                                                         Page 7 of 7 Pages

                                    EXHIBIT A

     The undersigned hereby agrees in writing pursuant to the provisions of Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934 that the Schedule
13G to which this Agreement is attached is filed on behalf of each of the undersigned.


                                       MORRISON KNUDSEN CORPORATION,
                                       a Delaware corporation


                                  By:  /s/ Mark E. Howland
                                       ----------------------------------------
                                       Mark E. Howland
                                       Vice President and Controller


                                       MORRISON KNUDSEN CORPORATION,
                                       an Ohio corporation


                                  By:  /s/ Douglas L. Brigham
                                       ----------------------------------------
                                       Douglas L. Brigham
                                       Vice President and Treasurer

Date: February 14, 1995